April 28, 2003

Dear Mr. Dubé:

Re: Amendment of Consulting Services Agreement (the “Agreement”)

This letter, once executed, will constitute an amendment to the Agreement dated March 28, 2002. The original wording of Section 3.2 and 3.3 of the Agreement is hereby replaced with the following:

"In consideration of the Consultant providing the services required of it under the terms of this Agreement, the Corporation shall pay to the Consultant a fee of $3,000 per month (the "Fee") together with GST payable thereon. In addition, the Corporation will allow the Consultant to retain the existing 140,000 stock options that have been granted subject to the terms of a stock option agreement. No additional options will be granted during the Term. The Fee shall be paid on the last day of each month during the Term hereof.”

All other terms, covenants and conditions remain in force in accordance with the original agreement as dated March 28, 2002

Upon execution of the agreement, please return one original to our office and retain the other for your files.

Best Regards,

_______________________________
Albert D. Friesen
President

Accepted and agreed: ____________________________
                                        Jean-François Dubé